Exhibit 99.1

[GRAPHIC OMITTED][GRAPHIC OMITTED]                          1901 Chouteau Ave.
                                                            St. Louis, MO 63103

Contact:

Media                        Analysts                    Investors
Mike Cleary                  Bruce Steinke               Investor Services
(573) 681-7137               (314) 554-2574              (800) 255-2237
mcleary@ameren.com           bsteinke@ameren.com         invest@ameren.com
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For Immediate Release
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               AMERENUE ENTERS INTO SETTLEMENT REGARDING MISSOURI
                           NATURAL GAS DELIVERY RATES

ST. LOUIS, MO. Dec. 10, 2003---Ameren Corporation (NYSE: AEE) announced today that its utility subsidiary, AmerenUE, has entered into a settlement with the Staff of the Missouri Public Service Commission (MoPSC), the Office of Public Counsel and the Missouri Department of Natural Resources (MoDNR) to implement new natural gas delivery rates.

     The settlement is subject to review and approval by the MoPSC. If approved, the settlement and subsequent order would result in an increase in AmerenUE operating revenues of approximately $13 million annually. A final ruling in this case is expected by early 2004.

     The new rates would mean a typical residential customer who heats with natural gas would see an average monthly increase of about $6.55 or 10.2 percent. This would be only the third delivery rate increase for AmerenUE gas customers since 1987; the company last implemented a natural gas delivery rate increase in 2000.

     Gas delivery rates reflect the costs of constructing, operating and maintaining the company's natural gas system and account for about a third of a typical residential customer's total gas bill. This amount would not include any changes that may occur in the Purchased Gas Adjustment (PGA), which primarily reflects the commodity cost of gas purchased from suppliers. Changes in the commodity cost of gas are set by the market based upon the supply and demand of natural gas in the U.S. and are not regulated by the MoPSC. These gas commodity costs are passed through the PGA dollar-for-dollar and contain no "mark-up" by AmerenUE.

     Under  the  settlement   agreement,   AmerenUE  would  make  the  following
commitments:

     > To offer rate stability for customers during the 2003-2004 winter heating season, the increase would not take effect until Feb. 15, 2004, and AmerenUE would not request a PGA increase prior to April 1, 2004.

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     Add One

     > Absent the occurrence of a significant, unusual event, AmerenUE's Missouri gas delivery rates would not change prior to July 1, 2006.

     > AmerenUE's investments in gas infrastructure improvements between July 1, 2003, and Dec. 31, 2006, would total at least $15 million.

     > The company also would commit to contribute $155,000 per year to continue funding a weatherization program developed with the MoPSC Staff, the Office of Public Counsel and the MoDNR. The program provides weatherization services and energy audits for low-income customers.

     > AmerenUE would also provide $100,000 in annual funding for a pilot program offering weatherization services and rate relief to low-income customers in the Missouri counties of Stoddard and Scott.

     > The company would provide $55,000 per year to fund an energy efficient equipment program, again with support from the MoDNR.

     In  its  initial  filing  with  the  MoPSC,   AmerenUE  cited   significant
investments in energy infrastructure for its gas business and rising operating expenses as primary reasons for a rate increase.

     "Since we last implemented an increase in our natural gas delivery rates approximately three years ago, we have invested more than $50 million to make our natural gas system even more reliable," says AmerenUE Vice President Ronald
C. Zdellar. Since May 1, 2000, the company has replaced about 55 miles of old cast iron pipes and more than 3,000 service lines with modern, more durable polyethylene pipe, largely to comply with state regulations. In addition, AmerenUE has added about 142 miles of new gas mains and more than 7,000 service connections to accommodate new growth.

     For more information on this agreement and for conservation tips, customers can visit www.ameren.com. There customers can also sign up for a Budget Billing Plan that will help them avoid seasonal peaks in their monthly bills by spreading the cost of natural gas over an entire year. Customers can also get information on these and other programs by dialing toll- free 1-800-552-7583.

     Ameren Corporation serves 1.7 million electric customers and 500,000 natural gas customers in a 49,000-square-mile area of Illinois and Missouri. AmerenUE serves more than 111,000 natural gas customers in Missouri.

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